Exhibit 3.42

OPERATING AGREEMENT
OF
NORTH CAROLINA RADIATION THERAPY MANAGEMENT SERVICES, LLC

OPERATING AGREEMENT, dated as of December 31, 2008, by Radiation Therapy Services, Inc. as the sole member (the “Member”) of NORTH CAROLINA RADIATION THERAPY MANAGEMENT SERVICES, LLC (the “Company”). Unless otherwise indicated, capitalized words and phrases in this Operating Agreement (the “Agreement”) shall have the meanings set forth in the Glossary of Terms attached hereto as Exhibit A.

RECITALS

A.                         The Company was formed on December 31, 2008, upon the filing of Articles of Organization with the Office of the Secretary of State of North Carolina.

B.                         The Member wishes to create this Agreement to establish the rules and procedures that are to govern the business and affairs of the Company.

NOW, THEREFORE, the Member, intending to be legally bound, does hereby constitute the operating agreement of the Company as follows

ARTICLE I.

FORMATION

SECTION 1.1.                               Formation. The Company was formed on December 31, 2008, and shall be continued pursuant to the terms hereof, The rights and obligations of the Member and the terms and conditions of the Company shall be governed by the Act and this Agreement. To the extent the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern, but only to the extent permitted by law.

SECTION 1.2.                               Name. The name of the Company is North Carolina Radiation Therapy Management Services, LLC.

SECTION 1.3.                               Purposes. The Company is formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

SECTION 1.4.                               Commencement and Term. The term of the Company commenced at the time and date of the filing of the Articles of Organization with the Secretary of State of the State of North Carolina and shall terminate upon the dissolution of the Company pursuant to the provisions of the Act or Article 6 below.

SECTION 1.5.                               Tax Classification: Requirement of Separate Books and Records and Segregation of Assets and Liabilities. Because the Company will have a single Member pursuant to Treasury Regulation Section 301, 7701-3, the Company shall be disregarded as an entity separate from its owner for federal income tax purposes until the effective date of any election it may make to change its classification for federal income tax purposes to that of a corporation by filing IRS Form 8832, Entity Classification Election, or until the Company has more than one Member in which case it would be treated as a partnership for federal income tax purposes (provided that the Company has not elected on IRS Form 8832 to be treated as a corporation). In all events, however, the Company shall keep books and records separate from those of its sole Member and shall at all times segregate and account for all of its assets and liabilities separately from those of its sole Member.

SECTION 1.6.                               Title to Assets; Transactions. The Company shall keep title to all of its assets in its own name and not in the name of its Member. The Company shall enter into and engage in all transactions in its own name and not in the name of its Member.

ARTICLE II.

CAPITAL CONTRIBUTIONS

SECTION 2.1.                               Capital Contributions. As of the date hereof, the Member has made a Capital Contribution to the Company on the date and in the amount reflected in the books and records of the Company. The Member may (but shall not be obligated to) make additional Capital Contributions in such form and at such time as the Member shall determine in its sole and absolute discretion; provided, however, that any such additional Capital Contributions shall be evidenced in writing and recorded in the books and records of the Company.

SECTION 2.2.                               Liability of Member. The Member shall not be liable for any debts or losses of capital or profits of the Company or be required to contribute or lend funds to the Company.

ARTICLE III.

DISTRIBUTIONS

SECTION 3.1.                               Distributions. Subject only to (a) such limitations (if any) as may be imposed by of the State of North Carolina and (b) any other contractual restrictions agreed to by the Company or its Member in writing, the Company shall have authority to distribute cash or property to the Member, in such amounts, at such times and as of such record dates as the Member shall determine.

ARTICLE IV.

MANAGEMENT

SECTION 4.1.                               Management. The Company shall be managed by one or more managers as may be selected by the Member from time to time (each, a “Manager”). The initial Manager(s) shall be Daniel E. Dosoretz, M,D., Michael J. Katin, M.D., James H. Rubenstein, M.D. and Howard M. Sheridan, M.D. The Company’s Managers shall have complete authority and exclusive control over the business and affairs of the Company. The Managers may be removed as Managers of the Company at any time, with or without cause or notice, by the Member. The Managers shall be free to delegate management authority to officers of the Company appointed in writing by the Managers.

SECTION 4.2.                               Limitation of Liability; Indemnification. Notwithstanding any other provision to the contrary contained in this Agreement, no Manager, Member or officer shall be liable, responsible, or accountable in damages or otherwise to the Company or to any Member or assignee of a Member for any loss, damage, cost, liability, or expense incurred by reason of or caused by any act or omission performed or omitted by such Manager, Member or officer, whether alleged to be based upon or arising from errors in judgment, negligence, or breach of duty (including alleged breach of any duty of care or duty of loyalty or other fiduciary duty), except for (a) acts or omissions the Manager, Member or officer knew at the time of the acts or omissions were clearly in conflict with the interest of the Company, (b) any transaction from which the Manager, Member or officer derived an improper personal benefit, (c) a willful breach of this Agreement, or (d) gross negligence, recklessness, willful misconduct, or knowing violation of law. Without limiting the foregoing, no Manager, Member or officer shall in any event be liable for (i) the failure to take any action not specifically required to be taken by the Manager, Member or officer under the terms of this Agreement, (ii) any action or omission taken or suffered by any other Manager, Member or officer or (iii) any mistake, misconduct, negligence, dishonesty or bad faith on the part of any employee or other agent of the Company appointed in good faith by such Manager, Member or officer. The Manager may, but is not required to, provide for the limitation of liability of Persons to whom the Manager may delegate management authority which limitation of liability must be in writing in order to be effective.

SECTION 4.3.                               Indemnity.

(a)            Every Person (and the heirs, executors and administrators of such Person) who is or was a Member, Manager or officer of the Company shall be indemnified by the Company against all judgments, payments in settlement (whether or not approved by court), fines, penalties and other reasonable costs and expenses (including fees and disbursements of counsel) imposed upon or incurred by such Person in connection with or resulting from any action, suit, proceeding, investigation or claim, whether civil, criminal, administrative, legislative or other (including any criminal action, suit or proceeding in which such person enters a plea of guilty or nolo contendere or its equivalent), or any appeal relating thereto which is brought or threatened by any other person, governmental authority or instrumentality (herein called a “third-party action”) and in which such person is made a party or is otherwise involved by reason of his being or having been such Member, Manager or officer or by reason of any action or omission, or alleged action or omission, by such person in his capacity as such Member, Manager or officer if either (a) such person is wholly successful, on the merits or otherwise, in defending such third-party action or (b) in the judgment of a court of competent jurisdiction or, in the absence of such determination, in the judgment of the Member, such person acted in good faith and in what he reasonably believed to be the best interest of the Company and, in addition, in any criminal action, had no reasonable cause to believe that his conduct was unlawful. In case such person is successful, on the merits or otherwise, in defending part of such action, or, in the judgment of such a court or the Member, has met the applicable standard of conduct specified in the preceding sentence with respect to part of such action, he shall be indemnified by the Company against the judgments, settlement payments, fines, penalties and other costs and expenses attributable to such part of such action. The foregoing rights of indemnification shall be in addition to any rights to which any such Member, Manager or officer may otherwise be entitled.

(b)            In any case in which, in the judgment of the Member, any such Member, Manager or officer will be entitled to indemnification under the foregoing provisions of this Section 4.3, such amounts as it deems necessary to cover the reasonable costs and expenses incurred by such Person in connection with the action, suit, proceeding, investigation or claim prior to final disposition thereof shall be advanced to such Person upon receipt of an undertaking by or on behalf of such Person to repay such amounts if it is ultimately determined that he is not so entitled to indemnification.

(c)             Notwithstanding any other provision of this Agreement, any indemnification hereunder shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

ARTICLE V.

TRANSFER OF INTERESTS

SECTION 5.1.                               Transfer of Interests. The Member may transfer its Interest at such time, in such amount and pursuant to such terms, in whole or in part, as the Member shall in its sole discretion determine.

ARTICLE VI.

DISSOLUTION, WINDING UP AND LIQUIDATING DISTRIBUTIONS

SECTION 6.1.                               Dissolution Triggers. The Company shall dissolve only upon the first to occur of any of the following events:

(a)            Upon determination by the Member to dissolve the Company.

(b)            The entry of a decree of administrative dissolution under the Act.

SECTION 6.2.                               Winding Up. Upon dissolution of the Company, the Manager shall wind up the Company’s affairs.

SECTION 6.3.                               Liquidating Distributions. Following the dissolution of the Company, the assets of the Company shall first be applied to satisfy claims of creditors, with any balance being distributed to the Member in liquidation as provided in the Act.

ARTICLE VII.

BOOKS AND RECORDS

SECTION 7.1.                               Books and Records. The Company shall keep books and records at its principal place of business, which shall set forth an accurate account of all transactions of the Company and which shall enable the Company to comply with the requirement under Section 1.6 above that it segregate and account for its assets and liabilities separately from those of the Member.

ARTICLE VIII.

MISCELLANEOUS

SECTION 8.1.                               Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its successors, transferees, and assigns.

SECTION 8.2.                               Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against the Member. No provision of this Agreement is to be interpreted as a penalty upon, or a forfeiture by, any party to this Agreement.

SECTION 8.3.                               Entire Agreement; No Oral Operating Agreements; Amendments. This Agreement constitutes the entire agreement with respect to the affairs of the Company and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written. The Company shall have no oral operating agreements. This Agreement may only be amended by a written instrument executed by the Member.

SECTION 8.4.                               Headings, Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 8.5.                           Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

SECTION 8.6.                               Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

SECTION 8.7.                               Governing Law. The law of the State of North Carolina, without regard to its conflicts of law principles, shall govern the validity of this Agreement, the construction and interpretation of its terms, and organization and internal affairs of the Company and the limited liability of its Managers, Members and other owners.

SECTION 8.8.                               Exhibit A. Exhibit A to this Agreement contains a Glossary of Terms which is hereby incorporated by reference.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the date first above written.

RADIATION THERAPY SERVICES, INC.

By:	/s/ David N.T. Watson
Name: David N.T. Watson
Title: Executive Vice President and Chief Financial Officer

EXHIBIT A

GLOSSARY OF TERMS

“Act” shall mean the North Carolina, as the same may be amended from time to time.

“Agreement” shall mean this Operating Agreement, as amended from time to time.

“Articles of Organization” shall mean the articles of organization required to be filed by the Company pursuant to the Act together with any amendments thereto.

“Capital Contribution” shall mean with respect to the Member, the amount of money and any property (other than money) contributed to the Company with respect to the Interest of such Member.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law.

“Interest” shall mean all of the rights, privileges, preferences and obligations of the Member or its assignees with respect to the Company created under this Agreement or under the Act.

“Person” shall mean any natural person, partnership, trust, estate, association, limited liability company, corporation, custodian, nominee, governmental instrumentality or agency, body politic or any other entity in its own or any representative capacity.